Exhibit 5.1

Michael E. Tenta

T: +1 650 843 5636

mtenta@cooley.com

November 5, 2012

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ruckus Wireless, Inc., a Delaware corporation (the “Company”), of a Registration Statement (No. 333-184309) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 9,660,000 shares (the “Shares”) of the Company’s common stock, par value $0.001, which includes up to 7,000,000 Shares to be sold by the Company (the “Company Shares”), up to 1,400,000 Shares to be sold by the Selling Stockholder (the “Stockholder Shares”), and up to 1,260,000 Shares of common stock of the Company that may be sold by the Selling Stockholder pursuant to the exercise of an option to purchase additional shares granted to the underwriters (the “Optional Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Stockholder Shares and the Optional Shares have been validly issued, and are fully paid and non-assessable, and (ii) the Company Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM

Ruckus Wireless, Inc.

November 5, 2012

Page Two

Sincerely,

/s/ Michael E. Tenta
Michael E. Tenta

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM